Exhibit 6.1

Magna.

December 14, 2017

Via Electronic Mail

Holosfind S.A.

21 rue de la Paix, 75002

Paris, France

Attn: Sylvain Bellaïche

Digital Social Retail, Inc.

1040 First Avenue, Suite 343,

New York, NY 10022

Attn: Sylvain Bellaïche

Re: Amendment No. 9 to the Forbearance Agreement (the “Ninth Amendment”)

Gentlemen:

Reference is made to that certain Amendment to the Foibearance Agreement, dated December 8, 2017 (the “Eighth Amendment”), by and among the Holosfind S.A. (the “Company”), Digital Social Retail, Inc. (“DSR”), and MG Partners II Limited (“MGP II”), pursuant to which the parties agreed to extend the deadline for DSR’s Filed Registration Statement to December 18, 2017. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Eighth Amendment.

Pursuant to recent conversations between the parties, the parties now wish to amend the terms of the Eighth Amendment in order to extend the forbearance deadline from December 18, 2017 to January 31, 2018. In consideration to the extension of the forbearance deadline, the parties agree that the Cash Payment shall be increased from $1,310,000 to $1,315,000.

Except as expressly set forth herein, all of the terms and conditions of the Transaction Documents, the Forbearance Agreement, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment, the Seventh, the Eighth and any and all Transaction Documents remain unchanged and are in full force and effect. Any discrepancies between this Ninth Amendment and the Transaction Documents, the Forbearance. Agreement, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment, the Seventh and/or the Eighth Amendment, shall be resolved in favor of this Ninth Amendment. This Ninth Amendment may not be modified or amended except pursuant to a further written agreement signed by the party to be charged therewith.

This Ninth Amendment shall be limited as written in the manner and to the extent described above and nothing in this Ninth Amendment shall be deemed to constitute a waiver of compliance by the Company or DSR with respect to any other term, provision or condition of the Transaction Documents, the Forbearance Agreement, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment, the Seventh Amendment, the Eighth Amendment or any other instrument or agreement referred to therein.

Magna.

Kindly confirm your agreement with the above by signing in the space indicated below and by PDFing a partially executed copy of this letter to the undersigned, and which may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

Very truly yours,

MG PARTNERS II LTD.

By:	/s/ Michael Abitebol
Name: Michael Abitebol
Title: Director

By:	/s/ James Keyes
Name: James Keyes
Title: Director

Acknowledged, Confirmed and Agreed To:

HOLOSFIND, S.A.

By:	/s/ Sylvain Bellaiche
	Name:	Sylvain Bellaiche
Title:

DIGITAL SOCIAL RETAIL, INC.

By:	/s/ Sylvain Bellaiche
	Name:	Sylvain Bellaiche
Title: